Exhibit 3.39

State of Delaware Secretary of State Division of Corporations Delivered 11:46 AM 03/07/2011 FILED 11:44 AM 03/07/2011 SRV 110267996 – 4949599 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Vantage Deepwater Drilling, Inc.

•	Second: Its registered office in the State of Delaware is to be located at 160 Greentree Dr Suite 101 Street, in the City of Dover County of Kent Zip Code 19904. The registered agent in charge thereof is National Registered Agents, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of 0.01 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name                      Chris Celano

Mailing Address     777 Post Oak Blvd., Suite 800

          Houston, TX Zip Code 77056

•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7th day of March, A.D. 2011.

BY:	/s/ Chris Celano
(Incorporator)

NAME:	Chris Celano
(type or print)